Exhibit 99

Protective Life Corporation Post Office Box 2606 Birmingham, AL 35202 205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE LIFE CORPORATION ANNOUNCES NEW DIRECTOR

BIRMINGHAM, Ala.—(BUSINESS WIRE)—August 3, 2009—Protective Life Corporation (NYSE: PL) (“Protective”) announces that Hans Miller has joined the Company’s Board of Directors.

Mr. Miller formerly was Managing Director and Senior Advisor with the investment bank of Bank of America in New York City. Previously he was President & CEO of The Hartford International Financial Services Group (CT, USA), and Senior Vice President of The Hartford Financial Services Group, Inc, for Planning, Development and Investor Relations.

“We are delighted to have someone of Hans Miller’s stature join the Protective Board of Directors.  He has decades of experience in many facets of the global financial services industry.  He has extensive multi-national business experience in operations, corporate finance, acquisitions and strategic planning gained as both a senior executive in a Fortune 100 company and as a senior advisor with a major investment banking firm.  Our Company will benefit greatly from Hans’ knowledge and experience.”

About Protective Life Corporation

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the United States. It has annual revenues of approximately $2.5 billion and as of December 31, 2008 had assets of approximately $39.6 billion.

CONTACT:

Eva Robertson

Vice President, Investor Relations

(205) 268-3912